EXHIBIT 99.1

Charge Enterprises Reports Second Quarter 2023 Financial Results

•	Gross Profit grew 23% to $7.7 million, compared with the prior year period, driven by increases in the Infrastructure segment
•	Second quarter revenues of $147.6 million; Infrastructure segment revenues increased 18%, compared with the prior year period
•	Infrastructure segment backlog totaled $138.2 million at the close of the second quarter 2023
•	Reaffirms expected positive Adjusted EBITDA in the first quarter 2024
•	Recent acquisition of Greenspeed further solidifies the Company’s focus on establishing itself as a go-to resource for customers needing EV charging support

New York – August 14, 2023 – Charge Enterprises, Inc. (Nasdaq: CRGE) (“Charge” or the “Company”), today reported second quarter 2023 results. For the quarter, revenues were $147.6 million, compared with $181.0 million in the second quarter of 2022. Gross profit for the second quarter of 2023 increased to $7.7 million, compared with $6.3 million in the second quarter of 2022.

“Charge’s second quarter revenue results were led by the strong performance from our Infrastructure segment, which includes our fast-growing Electric Vehicle (EV) charging infrastructure business. The 18% growth in revenues in our Infrastructure segment was offset by a decline in revenues in our Telecommunications segment, which experienced lower wholesale voice volume. The decline in revenues in the Telecommunications segment was expected to occur over time due to technology dynamics in voice calling. We have taken steps to mitigate this impact through new higher margin SMS text product offerings. Most importantly, we delivered on another significant milestone by achieving a second consecutive quarter of record Infrastructure segment backlog, reaching approximately $138 million at the end of the second quarter. We believe the continued increase in our customer commitments to engage Charge as their trusted resource in EV installations supports our long-term growth strategy for our Infrastructure segment. The expansion of our backlog also reflects the success we are experiencing in winning new automotive retail dealership customers nationwide," said Andrew Fox, Founder, Chairman and CEO.

"Our auto dealer customers' multi-year programs to install EV infrastructure is expected to continue to drive demand for our services and create recurring revenue opportunities with our remote monitoring and management software tool. At the end of the second quarter, we achieved nearly 20% of our goal of project engagement with 1,000 major market dealerships by 2025. Our recently announced acquisition of Greenspeed, a leading provider of EV infrastructure solutions, marks an important initiative for Charge that enhances our capabilities to both execute and service customers as the nation transitions to EVs. With Greenspeed’s skilled workforce, we have significantly strengthened our capabilities to serve clients directly, which is expected to enhance the quality of service and drive higher gross margin opportunities with our customer engagements. We believe that by leveraging Greenspeed’s success with retail dealerships and other channels, along with its scale and capacity, we can provide an even more compelling and complete suite of services to meet the high customer demand for EV infrastructure over the coming years.”

Fox added, “The strong demand for EV infrastructure, both from private and public sectors, is boosted by increasing government support for sustainable solutions, and auto OEM mandates for EV infrastructure deployments across dealer networks, creating very favorable market dynamics. We believe our robust growth in backlog, together with our strategic EV infrastructure acquisition, provides a positive outlook for the remainder of this year and that our strategies for profitable growth in 2024 and beyond are gaining momentum."

1

Selected Financial Information

	Three months ended June 30,			Six months ended June 30,
($ in thousands)	2023	2022 (As Adjusted)(1)	Increase (Decrease)	2023	2022 (As Adjusted)	(Decrease)
Total Revenues	$147,586	$181,041	$(33,455)	$341,135	$344,019	$(2,884)
Gross Profit	7,748	6,274	1,474	14,037	11,636	2,401
Net Income (Loss)	(8,846)	(17,160)	8,314	(18,058)	(27,186)	9,128
Adjusted EBITDA(2)	$(2,323)	$(1,602)	$(721)	$(4,831)	$(3,435)	$(1,396)

(1)

As Adjusted represents the Company's change in accounting principle for recognizing stock-based compensation expense from a graded vesting attribution method to a straight-line attribution method. The effects of the change have been retrospectively applied to all periods effective from January 1, 2023, as presented in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 10-Q to be filed with the SEC on August 14, 2023.

(2)

Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization, and amortization of debt discount and debt issue costs adjusted for stock-based compensation, loss on impairment, (income) loss from investments, net, change in fair value of derivative liabilities, other (income) expense, net, and foreign exchange adjustments. Refer to Appendix for definition and complete non-GAAP reconciliation for Adjusted EBITDA.

Charge’s CFO Leah Schweller commented, “Although our second quarter revenues declined compared with the prior year period, this was expected due to the ongoing decrease in wholesale voice volume in our Telecommunications segment. However, we continued to benefit from growth within our Infrastructure segment, primarily driven by our BW and EV charging infrastructure businesses. We are encouraged by our robust backlog and our recent acquisition of Greenspeed, which we believe will enable us to serve our customers at an even higher level. Our priorities remain focused on growing revenues and EBITDA, maintaining strong controls over expenses, and driving profitability. In pursuit of growth, we plan to continue to make strategic investments, including proper staffing levels, technology enabled tools, and the ongoing implementation of SMS technology, while diligently seeking opportunities to reduce costs.”

As discussed last quarter, the Company changed its accounting principle for recognizing stock-based compensation expense from a graded vesting attribution method to a straight-line attribution method. Additionally, subsequent to the change in accounting principle, the Company reclassified its expense related to stock-based compensation arrangements to present in the same financial statement line item as cash compensation paid to the same employees and nonemployees. As a result, the stock-based compensation financial statement line item was eliminated, and there was a corresponding change in expense reported in cost of sales, general and administrative and salaries and related benefits financial statement line items. Further details can be found within Note 2, Summary of significant accounting policies, and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 10-Q to be filed with the SEC on August 14, 2023.

Second Quarter 2023 Financial Results

Revenues for the second quarter of 2023 decreased $33.5 million to $147.6 million, compared with $181.0 million in the second quarter of 2022. The 18% decrease in revenues was the result of lower revenues in the Company’s Telecommunications segment, partially offset by increased revenues in its Infrastructure segment.

•	Infrastructure: Revenues increased $4.5 million to $30.0 million, compared with $25.4 million in the second quarter of 2022, driven by increased electrical contracting services within BW, and continued execution within EV charging infrastructure compared with the prior year. The increase was partially offset by lower revenues in the Company’s ANS business, as a result of reduced spending by the major wireless broadband companies.

•	Telecommunications: Revenues decreased $38.0 million to $117.6 million, compared with $155.6 million in the second quarter of 2022, primarily attributable to the expected lower wholesale voice volume.

2

Gross profit for the second quarter of 2023 increased $1.5 million to $7.7 million, compared with $6.3 million in the second quarter of 2022. The increase in gross profit was primarily driven by higher gross profit in the Company’s Infrastructure segment, partially offset by lower gross profit in the Company’s Telecommunications segment.

Consolidated gross margin percentage for the second quarter of 2023 increased versus the prior year period, driven by higher gross margin in both of the Company’s business segments, as well as an increasing proportion of revenues coming from the Company’s higher margin Infrastructure segment.

Net loss for the second quarter of 2023 was $8.8 million, compared with a net loss of $17.2 million in the second quarter of 2022. Expenses after gross profit were primarily related to continued investments the Company made to support its growth strategy. The largest drivers over the prior year period were:

•	$5.4 million in general and administrative expense, which represented a decrease of $1.0 million, attributable to a decrease in stock-based compensation expense, partially offset by higher investments in marketing;
•	$9.2 million in salaries and related benefits, which represented a $1.4 million increase, driven by incremental headcount to support the growth of the Company over the past year, partially offset by a decrease in stock-based compensation;
•	$0.4 million in professional fees, which represented a $0.4 million decrease, primarily related to reduced legal fees in the current period following the insourcing of legal counsel in the fourth quarter of 2022, as well as higher fees incurred in the prior year period to support the uplist to the Nasdaq; and
•	$0.1 million in other income/(expense), net, which represented an increase of $7.1 million, primarily driven by a $5.4 million decrease in relation to debt amortization costs and an increase in investment income, net, of $1.7 million.

Net loss of $8.8 million in the second quarter of 2023, adjusted for non-cash and certain one-time items, resulted in an Adjusted EBITDA loss of $2.3 million, compared with Adjusted EBITDA loss of $1.6 million in the second quarter of 2022. See the Appendix for definition and a full reconciliation.

As of June 30, 2023, the Company held $61.7 million in cash, cash equivalents and marketable securities, most of which is used for operations. On August 11, 2023, the Company entered into a Securities Purchase Agreement with an existing stockholder pursuant to which, beginning on October 15, 2023 and through March 31, 2024, the Company has the right, but not the obligation, to sell, and to require the purchaser to purchase, up to $5.0 million of shares of the Company’s common stock, at a purchase price of $1.00 per share.

For further details of the Company’s financials, please see Charge Enterprises’ Form 10-Q to be filed on August 14, 2023, with the Securities and Exchange Commission and available on Charge’s website Charge | SEC Filings. Financial statements prior to December 31, 2021, were filed with the OTC Markets.

Webcast Data

Charge Enterprises, Inc. will host a webcast at 10:30 a.m. Eastern Time today to discuss the second quarter 2023 financial results. The webcast can be accessed on the Company’s website on the Investor Relations page at Charge Enterprises, Inc.

About Charge Enterprises, Inc.

Charge Enterprises, Inc. is an electrical, broadband and EV charging infrastructure company that provides clients with end-to-end project management services. We operate in two segments:  Infrastructure, which has a primary focus on EV charging, broadband and wireless, and electrical contracting services; and Telecommunications, which provides connection of voice calls, Short Message Services (SMS) and data to global carriers. Our vision is to be a leader in enabling the next wave of transportation and connectivity. By building, designing, and operating seamless infrastructure for electric vehicles, we aim to create a future where transportation is clean, efficient, and connected and to empower individuals, communities, and businesses to thrive in a more sustainable world. Our plan is to cultivate repeat customers and recurring revenues by deploying a multi-phased strategy, initially where investment in the EV charging revolution is taking place, the nation’s approximately 18,000 franchised auto dealers.

To learn more about Charge, visit Charge Enterprises, Inc.

3

Notice Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current expectations or beliefs regarding future events or Charge's future performance. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", “potential”, "continues", "forecasts", "projects", "predicts", "intends", "anticipates", "targets" or "believes", or variations of, or the negatives of, such words and phrases or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. All forward-looking statements, including those herein, are qualified by this cautionary statement. Although Charge believes that the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include the ability to achieve the expected benefits of the Greenspeed acquisition, including the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisition, the business plans and strategies of Charge, Charge’s ability to satisfy its debt payment obligations or extend the maturity or refinance outstanding debt at or prior to maturity, Charge's future business development, market acceptance of electric vehicles, the success of Charge’s retail dealership initiative and the size, scope and success of the related initial installation projects, Charge's ability to generate profits and positive cash flow, changes in government regulations and government incentives, subsidies, or other favorable government policies, rising interest rates and the impact on investments by our customers, and other risks discussed in Charge's filings with the U.S. Securities and Exchange Commission ("SEC"). Readers are cautioned that the foregoing list of risks and uncertainties is not exhaustive of the factors that may affect forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release or as of the date or dates specified in such statements. For more information on us, investors are encouraged to review our public filings with the SEC, including the factors described in the section captioned “Risk Factors” of Charge’s Annual Report on Form 10-K filed with the SEC on March 15, 2023, and Charge’s Quarterly Report on Form 10-Q to be filed with the SEC on August 14, 2023, as well as subsequent reports we file from time to time with the SEC which are available on the SEC's website at www.sec.gov. Charge disclaims any intention or obligation to update or revise any forward- looking information, whether as a result of new information, future events or otherwise, other than as required by law.

Notice Regarding Non-GAAP Measures

The press release includes both financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as non-GAAP financial measures. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. See the Appendix for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Contacts:

Investors

Christine Cannella (954) 298-6518

ccannella@charge.enterprises

Kevin McGrath (646) 418-7002

kevin@tradigitalir.com

Media:

Kristopher Conesa (305) 975-5934

kconesa@csuitepr.com

4

APPENDIX

CHARGE ENTERPRISES, INC.

CONSOLIDATED RESULTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		2022 (As	Increase	% Increase		2022 (As	Increase	% Increase
(in thousands)	2023	Adjusted)	(Decrease)	(Decrease)	2023	Adjusted)	(Decrease)	(Decrease)
Revenues:
Infrastructure	$29,954	$25,433	$4,521	18%	$57,451	$45,051	$12,400	28%
Telecommunications	117,632	155,608	(37,976)	(24%)	283,684	298,968	(15,284)	(5%)
Total revenues	147,586	181,041	(33,455)	(18%)	341,135	344,019	(2,884)	(1%)
Cost of Sales	139,838	174,767	(34,929)	(20%)	327,098	332,383	(5,285)	(2%)
Gross profit	7,748	6,274	1,474	23%	14,037	11,636	2,401	21%
General and administrative	5,433	6,452	(1,019)	(16%)	10,539	12,059	(1,520)	(13%)
Salaries and related benefits	9,156	7,799	1,357	17%	18,283	15,747	2,536	16%
Professional fees	446	848	(402)	(47%)	912	1,912	(1,000)	(52%)
Depreciation and amortization expense	1,192	1,103	89	8%	2,402	1,312	1,090	83%
Income (loss) from operations	(8,479)	(9,928)	1,449	15%	(18,099)	(19,394)	1,295	7%
Other income (expenses)	(125)	(7,187)	7,062	98%	393	(9,120)	9,513	104%
Income tax (expense) benefit	(242)	(45)	(197)	(438%)	(352)	1,328	(1,680)	(127%)
Net income (loss)	$(8,846)	$(17,160)	$8,314	48%	$(18,058)	$(27,186)	$9,128	34%

CHARGE ENTERPRISES, INC.

SEGMENT RESULTS OF OPERATIONS

(Unaudited)

Infrastructure

	Three Months Ended June 30,				Six Months Ended June 30,
		2022 (As	Increase	% Increase		2022 (As	Increase	% Increase
(in thousands)	2023	Adjusted)	(Decrease)	(Decrease)	2023	Adjusted)	(Decrease)	(Decrease)
Revenues	$29,954	$25,433	$4,521	18%	$57,451	$45,051	$12,400	28%
Cost of Sales	23,114	20,247	2,867	14%	45,019	35,931	9,088	25%
Gross profit	6,840	5,186	1,654	32%	12,432	9,120	3,312	36%
General and administrative	1,527	1,612	(85)	(5%)	2,933	2,746	187	7%
Salaries and related benefits	4,733	4,066	667	16%	9,883	8,147	1,736	21%
Professional fees	75	81	(6)	(7%)	108	142	(34)	(24%)
Depreciation and amortization expense	1,183	1,062	121	11%	2,373	1,227	1,146	93%
Income (loss) from operations	(678)	(1,635)	957	59%	(2,865)	(3,142)	277	9%
Other income (expenses)	29	(365)	394	108%	175	(814)	989	121%
Income tax (expense) benefit	(242)	15	(257)	(1713%)	(352)	105	(457)	(435%)
Net income (loss)	$(891)	$(1,985)	$1,094	55%	$(3,042)	$(3,851)	$809	21%

5

Telecommunications

	Three Months Ended June 30,				Six Months Ended June 30,
		2022 (As	Increase	% Increase		2022 (As	Increase	% Increase
(in thousands)	2023	Adjusted)	(Decrease)	(Decrease)	2023	Adjusted)	(Decrease)	(Decrease)
Revenues	$117,632	$155,608	$(37,976)	(24%)	$283,684	$298,968	$(15,284)	(5%)
Cost of Sales	116,724	154,520	(37,796)	(24%)	282,079	296,452	(14,373)	(5%)
Gross profit	908	1,088	(180)	(17%)	1,605	2,516	(911)	(36%)
General and administrative	598	566	32	6%	1,163	1,163	-	0%
Salaries and related benefits	293	229	64	28%	525	607	(82)	(14%)
Professional fees	5	11	(6)	(55%)	25	36	(11)	(31%)
Depreciation and amortization expense	9	41	(32)	(78%)	29	85	(56)	(66%)
Income (loss) from operations	3	241	(238)	(99%)	(137)	625	(762)	(122%)
Other income (expenses)	344	201	143	71%	625	73	552	756%
Income tax (expense) benefit	-	67	(67)	(100%)	-	252	(252)	(100%)
Net income (loss)	$347	$509	$(162)	(32%)	$488	$950	$(462)	(49%)

Non-Operating Corporate

	Three Months Ended June 30,				Six Months Ended June 30,
		2022 (As	Increase	% Increase		2022 (As	Increase	% Increase
(in thousands)	2023	Adjusted)	(Decrease)	(Decrease)	2023	Adjusted)	(Decrease)	(Decrease)
Revenues	$-	$-	$-		$-	$-	$-
Cost of Sales	-	-	-		-	-	-
Gross profit	-	-	-		-	-	-
General and administrative	3,308	4,274	(966)	(23%)	6,443	8,150	(1,707)	(21%)
Salaries and related benefits	4,130	3,504	626	18%	7,875	6,993	882	13%
Professional fees	366	756	(390)	(52%)	779	1,734	(955)	(55%)
Income (loss) from operations	(7,804)	(8,534)	730	9%	(15,097)	(16,877)	1,780	11%
Other income (expenses)	(498)	(7,023)	6,525	93%	(407)	(8,379)	7,972	95%
Income tax (expense) benefit	-	(127)	127	100%	-	971	(971)	(100%)
Net income (loss)	$(8,302)	$(15,684)	$7,382	47%	$(15,504)	$(24,285)	$8,781	36%

6

Charge Enterprises, Inc.
Consolidated Balance Sheets
(Unaudited)

		December 31,
In thousands, except share and per share data	June 30, 2023	2022 (As Adjusted)
Assets
Current assets
Cash and cash equivalents	$50,142	$26,837
Restricted cash	886	886
Accounts receivable net of allowances of $184 in 2023 and $322 in 2022	74,036	72,405
Inventory	118	111
Deposits, prepaids and other current assets	2,298	3,187
Investments in marketable securities	11,597	6,757
Investments in non-marketable securities	236	236
Contract assets	7,290	6,090
Total current assets	146,603	116,509

Property, plant and equipment, net	553	732
Finance lease right-of-use asset	600	341
Operating lease right-of-use asset	3,323	4,028
Non-current assets	248	240
Goodwill	12,672	12,672
Intangible assets, net	31,865	33,932
Total Assets	195,864	168,454

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$87,946	$61,644
Accrued liabilities	7,801	11,121
Contract liabilities	24,765	13,741
Derivative liability	59	6,521
Finance lease liability	163	112
Operating lease liability	1,336	1,579
Current portion of long-term debt	26,136	29,180
Total current liabilities	148,206	123,898

Non-current liabilities
Finance lease liability, non-current	374	146
Operating lease liability, non-current	1,809	2,199
Net deferred tax liability	1,170	1,410
Total Liabilities	151,559	127,653

Mezzanine Equity
Series C Preferred Stock (6,226,370 shares issued and outstanding at June 30, 2023, and December 31, 2022)	16,572	16,572
Total Mezzanine Equity	16,572	16,572

Commitments, contingencies and concentration risk

Stockholders' Equity
Preferred stock, $0.0001 par value, 20,000,000 shares authorized;
Series D: 1,177,023 shares issued and outstanding at June 30, 2023, and December 31, 2022	-	-
Series E: 3,200,000 shares issued and outstanding at June 30, 2023, and 0 shares outstanding at December 31, 2022	-	-
Common stock, $0.0001 par value; 750,000,000 shares authorized 212,899,281 and 206,844,580 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	21	20
Additional paid in capital	201,989	179,723
Accumulated other comprehensive income (loss)	-	-
Accumulated deficit	(174,277)	(155,514)
Total Stockholders' Equity	27,733	24,229
Total Liabilities and Stockholders' Equity	$195,864	$168,454

7

Charge Enterprises, Inc.
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except per share data	2023	2022 (As Adjusted)	2023	2022 (As Adjusted)
Revenues	$147,586	$181,041	$341,135	$344,019
Cost of sales	139,838	174,767	327,098	332,383
Gross profit	7,748	6,274	14,037	11,636

Operating expenses
General and administrative	5,433	6,452	10,539	12,059
Salaries and related benefits	9,156	7,799	18,283	15,747
Professional fees	446	848	912	1,912
Depreciation and amortization expense	1,192	1,103	2,402	1,312
Total operating expenses	16,227	16,202	32,136	31,030

(Loss) from operations	(8,479)	(9,928)	(18,099)	(19,394)

Other income (expenses):
Income (loss) from investments, net	666	(973)	962	(1,143)
Change in fair value of derivative liabilities	280	-	1,656	-
Interest expense	(1,488)	(7,160)	(3,026)	(8,924)
Loss on impairment	(58)	-	(58)	-
Other income (expense), net	637	776	1,028	1,034
Foreign exchange adjustments	(162)	170	(169)	(87)
Total other income (expenses), net	(125)	(7,187)	393	(9,120)

(Loss) before income taxes	(8,604)	(17,115)	(17,706)	(28,514)

Income tax (expense) benefit	(242)	(45)	(352)	1,328

Net (loss)	$(8,846)	$(17,160)	$(18,058)	$(27,186)
Less: Deemed dividend	-	(32,841)	-	(36,697)
Less: Preferred dividends	(362)	(353)	(724)	(620)
Net (loss) available to common stockholders	$(9,208)	$(50,354)	$(18,782)	$(64,503)

Basic income (loss) per share available to common stockholders	$(0.04)	$(0.26)	$(0.09)	$(0.34)
Diluted income (loss) per share available to common stockholders	$(0.04)	$(0.26)	$(0.09)	$(0.34)

Weighted average number of shares outstanding, basic	212,858	193,508	209,974	190,966
Weighted average number of shares outstanding, diluted	212,858	193,508	209,974	190,966

8

Charge Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2023	2022 (As Adjusted)
In thousands
Cash flows from Operating Activities:
Net loss	$(18,058)	$(27,186)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization	2,067	861
Depreciation	335	451
Stock-based compensation	10,866	14,228
Change in fair value of derivative liabilities	(1,656)	-
Amortization of debt discount	1,980	7,444
Loss on foreign currency exchange	169	87
Loss on impairment	58	-
Net loss (gain) from investments	(962)	1,143
Other expense, net	(794)	(855)
Change in deferred income taxes	(219)	(1,328)
Changes in working capital requirements:
Accounts receivable	(1,776)	(1,856)
Inventory	(6)	(57)
Deposits, prepaids and other current assets	112	(304)
Other assets / liabilities	124	(30)
Contract assets	(1,200)	(3,445)
Accounts payable	26,477	27,162
Other current liabilities	186	1,062
Contract liabilities	11,024	(1,741)
Net cash provided by operating activities	28,727	15,636

Cash flows from Investing Activities:
Acquisition of property, plant and equipment	(102)	(70)
Sale of intellectual property	794	159
Purchase of marketable securities	(22,530)	(43,255)
Sale of marketable securities	18,612	34,901
Acquisition of EV Depot	1	(1,231)
Cash acquired in acquisitions	-	104
Net cash provided by (used in) investing activities	(3,225)	(9,392)

Cash flows from Financing Activities:
Proceeds from sale of common stock	-	10,000
Proceeds from sale of Series C preferred stock	-	10,845
Proceeds from issuance of Series E preferred stock	1,600	-
Proceeds from exercise of warrants	2,200	1,072
Proceeds from exercise of stock options	41	20
Draws from revolving line of credit	4,717	10,409
Payments on revolving line of credit	(9,741)	(9,550)
Payment on financing lease	(141)	(102)
Payment of dividends on preferred stock	(724)	(498)
Net cash (used in) provided by financing activities	(2,048)	22,196

Effect of foreign exchange rate changes	(149)	(97)

Net Increase in Cash and Cash Equivalents	23,305	28,343
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	27,723	18,238
Cash, Cash Equivalents, and Restricted Cash, End of Period	$51,028	$46,581

Cash paid for interest expense	$969	$1,477
Cash paid for income taxes	$718	$-
Non-cash investing and financing activities:
Issuance of common stock for acquisition	$-	$17,530

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Non-GAAP Measures

In this press release, the Company has supplemented the presentation of its financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) with the following financial measures that are not calculated in accordance with GAAP: EBITDA and Adjusted EBITDA. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. The Company’s measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures in the tables included within this material.

Certain information presented in this press release reflects adjustments to GAAP measures such as EBITDA and Adjusted EBITDA as an additional way of assessing certain aspects of the Company’s operations that, when viewed with the GAAP financial measures, provide a more complete understanding of its on-going business. EBITDA is defined as income (loss) before interest, income taxes, depreciation and amortization, and amortization of debt discount and debt issue costs. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation, income (loss) from investments, net, change in fair value of derivative liabilities, other (income) expense, net, and foreign exchange adjustments.

As it related to future projections for the Company’s Adjusted EBITDA described above, the Company has not provided guidance for comparable GAAP measure or a quantitative reconciliation of forward-looking non-GAAP financial measures because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to income or loss from investments, change in fair value of derivative liabilities and foreign exchange adjustments.

CHARGE ENTERPRISES, INC.

NON-GAAP RECONCILIATION

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2023	2022 (As Adjusted)	2023	2022 (As Adjusted)
Adjusted EBITDA:
Net income (loss)	$(8,846)	(17,160)	$(18,058)	(27,186)
Income tax expense (benefit)	242	45	352	(1,328)
Interest expense	1,488	7,160	3,026	8,924
Depreciation & Amortization	1,192	1,103	2,402	1,312
EBITDA	(5,924)	(8,852)	(12,278)	(18,278)
Adjustments:
Stock based compensation	4,964	7,223	10,866	14,647
(Income) loss from investments, net	(666)	973	(962)	1,143
Change in fair value of derivative liabilities	(280)	-	(1,656)	-
Loss on impairment	58	-	58	-
Other (income) expense, net	(637)	(776)	(1,028)	(1,034)
Foreign exchange adjustments	162	(170)	169	87
Adjusted EBITDA	$(2,323)	$(1,602)	$(4,831)	$(3,435)

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